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                           SALE OF ASSETS AGREEMENT
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      AGREEMENT made June 23, 1999, between State of the Art Golf Company, Inc., a Michigan corporation, having its principal business office at 32751 Middlebelt Rd., Farmington Hills, Michigan 48334 ("Seller"), and Ajay Sports, Inc., a Delaware corporation, ("Purchaser").

                                   Recitals

      Seller is willing to sell certain assets described in Paragraph 1 below (the "Property") to the Purchaser; and

      Purchaser is willing to buy the Property in accordance with the terms of this Agreement.

      It is therefore agreed:

1.    Sale of Assets.

      On the Closing Date (as hereinafter defined), Seller shall sell to Purchaser, and Purchaser shall purchase and acquire the Property, as follows:

      1.1. All equipment (as defined by the Michigan Uniform Commercial Code), furniture and fixtures and, to the extent not otherwise constituting equipment as defined above, all other items of tangible personal property, in each case whether or not capitalized on Seller's books.

      1.2.  All  inventory  (as  defined by the  Michigan  Uniform  Commercial
            Code).

      1.3. All accounts receivable as listed on Schedule A (all as defined in the Michigan Uniform Commercial Code) , and any security Seller holds for the payment of these accounts and all of Seller's general intangibles (as defined by the Michigan Uniform Commercial Code), but excluding cash in bank, prepaid Corporate Income Tax, and $106,824.00 owed by Pro Golf of Nevada L.L.C. to Seller relating to Cadillac brand golf products and, to the extent not constituting general intangibles as defined above, any interest of Seller in any and all claims by Seller relating to those accounts receivable being transferred to Purchaser against any other person, whether now accrued or later to accrue, contingent or otherwise, known or unknown, including but not limited to, all rights under express or implied warranties from suppliers (except as they may apply to Seller's liabilities which were not assumed by Purchaser), claims for collection or indemnity, claims in bankruptcy, and choses in action.


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      1.4.  All  Seller's  right,   title,   benefit  and  interest  in  and  to
            trademarks,  tradenames,  inventions,   discoveries,   improvements,
            designs, prototypes, know how, and other intellectual property as defined by Michigan law.

      1.5. The full benefit of (a) any and all purchase orders placed with and accepted by Seller on or before the closing date that have not been completely performed or filled before the closing date, covering the purchase from Seller of products to be supplied by Seller and including all deposits, progress, payments, and credits, (b) Leases of personal property, and (c) all policies of insurance and rights to make claims and other rights hereunder as listed on Schedule B ("Contracts and Commitments").

      1.6.  All customer lists and supplier lists.

      1.7. All security deposits, prepaid expenses, and similar items in the amount accrued as of the closing date.

      1.8. All transferable local, state and federal franchises, licenses, bonds, permits, and similar items owned or held by Seller.

      1.9. The business conducted by Seller as a going concern, including any and all goodwill, telephone and facsimile numbers and yellow page advertisements.

2.    Purchase Price.

      The purchase price for the Property shall be Six Hundred Fifty Thousand ($650,000) Dollars.

3.    Payment of Purchase Price.

      The purchase price for the Property shall be paid to Seller in cash or by certified check at the closing.

4.    Liabilities.



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      The  Purchaser  assumes no  liabilities  pursuant to this  Agreement  with respect to the Property, whether accrued, absolute, contingent, known, unknown or otherwise, except all of Seller's Accounts Payable and Seller's Accounts Payable Accrual as listed on Schedule C (excluding $11,980.96 regarding possible amounts due Orlimar Golf Company which is addressed in the Escrow Agreement referred to in Paragraph 5 hereof) and the Discounts Available as of the Closing Date as well as any executory obligations of Seller's continued performance arising in the ordinary course of business under any Contracts and Commitments that become performable or payable on or after the closing date. The Line of Credit Payable to Bank One and the Loan Payable to Officers are not being assumed by Purchaser.


5.         A. Escrow Agreement

      The parties agree that the sum of $32,652.00 shall be escrowed pursuant to an Escrow Agreement dated contemporaneously herewith to be administered and distributed pursuant to said Escrow Agreement.

              B. Cash Payment By Seller

      It is the intent of Seller and Purchaser that the balance sheet of Seller does, as of June 23, 1999, reflect approximately the same assets purchased by Purchaser and the liabilities assumed by Purchaser as of the Closing Date. In order to accomplish this, the parties have agreed that Seller shall pay to Purchaser the sum of $32,652.00 at the Closing.

6.    Indemnity Against Creditors' Claims.

      Seller has requested Purchaser to waive the requirements of the bulk transfer provisions of the Uniform Commercial Code, and Purchaser has acceded to this request. Seller will indemnify Purchaser and hold it harmless against all claims made by Seller's creditors, other than those related to the liabilities Purchaser is assuming including, but not limited to, reasonable attorney fees and costs of defending such claims. Seller represents that there are no liabilities of any nature (accrued, absolute, contingent or otherwise), liens, encumbrances, or security interests on any of the property to be sold to Purchaser, except the liabilities being assumed and except any of the foregoing which are to be discharged at closing, and warrants that the title conveyed to Purchaser will be free and clear. All of the provisions, warranties and representations in this Paragraph shall survive the closing.

7.    Representation by Purchaser.

      Purchaser warrants and represents that the merchandise and inventory to be purchased as part of the Property will be purchased for the purpose of resale, and that it has applied, or will immediately apply, to the proper authorities of the State of Michigan for a registration certificate under the Michigan sales tax law. Purchaser will indemnify and hold harmless Seller against all claims for any Michigan sales tax on such merchandise and any claims by any creditors relating to non-payment of amounts relating to those liabilities assumed by Purchaser, including, but not limited to, reasonable attorney fees and costs of defending such claims. All the provision, warranties and representations in this Paragraph shall survive the closing.

8.    Broker.


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      Purchaser   warrants  and  represents  that  no  broker  was  involved  in negotiating this Agreement, and agrees to indemnify and hold Seller harmless against all claims for brokerage, including any actual costs, expenses and attorney fees incurred as a result of any claim for brokerage.


9.    Closing.

      The closing is contingent upon and shall take place simultaneously with the Closing on the Stock Purchase Agreement between Pro Golf of America, Inc. and its shareholders, and Purchaser, and at same location (the "Closing Date"). At the closing, Seller shall deliver to Purchaser an appropriate bill of sale of the property specified to be sold in Paragraph
      1. The parties agree that prior to the Closing Date, the parties shall agree on the allocation of the Purchase Price.

10.   No Violation or Breach.

      Each party, as to such party, warrants and represents to the other party that the performance of this agreement does not violate any federal, state or local law, statute, ordinance, or regulation regarding controlled substances, or otherwise, or any agreement, court or administrative order or ruling by which such party may be bound.

11.   Binding Effect.

      This agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns, except that this Agreement is not assignable by Purchaser without Seller's prior written consent.

12.   Authority.

      The parties represent that they have full authority to bind their respective corporations by this agreement, and that all appropriate and necessary corporate action has been taken in order to authorize the transaction contemplated thereby. Both parties are corporations in good standing under the laws of the State of Michigan.

13.   No Untrue Statements.

      Seller  represents  and  warrants  that  to  their  knowledge  none of the information disclosed to Purchaser in relation to the transaction contemplated by this Agreement omits or will omit to state any material fact necessary to make any representation or warranty herein made not misleading.

14.   Non-Waiver.

      No delay or failure by either party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.



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15.   Headings.


      Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

16.   Governing Law.

      This Agreement shall be governed by, enforced, remedied and construed in accordance with the laws of the State of Michigan.

17.   Choice of Forum.

      Any dispute arising out of this Agreement shall be litigated only in the Courts of the State of Michigan, County of Oakland. The parties consent to the jurisdiction of Michigan Courts and to the venue of the Courts of Oakland County, Michigan. The parties agree not to assert venue as a defense to an action arising under this Agreement, unless the action is brought other than in Oakland County, Michigan.

18.   Counterparts.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19.   Time of Essence.

      Time is of the essence of this agreement.

20.   Entire Agreement; Modification.

      This Agreement supersedes all prior agreements and constitutes the entire agreement between the parties with respect to the subject matter hereof. It may be changed only by a written agreement, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

21.   Notices.

      All notices hereunder shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties at their last known addresses.



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22.   Use of  Facsimile  Machine.  The  parties  agree  that for  purposes  of negotiating and finalizing this Agreement, any signed documentation, including this Agreement and any subsequent amendments, transmitted by facsimile machine shall be treated in all manners and in all respects as an original document and shall have the same binding legal effect as an original contract. The signature of any party shall be considered for these purposes as an original signature. At the request of either party, any facsimile document shall be re-executed by both parties in an original form; provided, that, the failure of any party to do so will not invalidate the signature delivered by facsimile transmission.


      IN WITNESS WHEREOF, the parties have executed this Agreement.

                                    STATE OF THE ART GOLF COMPANY, INC.

                                    By:  /s/ Robert Sage
                                       -------------------------
                                        Robert Sage
                                        Its: President

                                    By:  /s/ Jack London
                                       -------------------------
                                        Jack London
                                        Its:  Chairman of the Board

                                    AJAY SPORTS, INC.

                                    By:  /s/ Thomas W. Itin
                                       --------------------------
                                        Thomas W. Itin
                                        Its:  President